UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 16, 2016

InspireMD, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35731	26-2123838
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

321 Columbus Avenue Boston, Massachusetts	02116
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (857) 453-6553

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Director

On January 16, 2016, the Board of Directors (the “Board”) of InspireMD, Inc. (the “Company”) appointed Isaac Blech as a Class 3 member of the Board, effective as of January 22, 2016, with a term expiring at the Company’s 2017 annual meeting of stockholders. In connection with his appointment, Mr. Blech will be granted an option to purchase 780,000 shares of the Company’s common stock (“Common Stock”) on April 30, 2016 at an exercise price equal to the closing fair market value of the Common Stock on the date of grant on April 30, 2016 (the “Blech Option”), subject to the terms and conditions of the 2013 Long-Term Incentive Plan (the “Plan”). Options to purchase 195,000 shares of Common Stock vest and become exercisable immediately upon the time of grant, and, until all 780,000 options shall have vested, options to purchase 195,000 shares of Common Stock will vest and become exercisable each time upon (i) the Company raising at least $15 million through an equity offering; (ii) the Company’s market cap becoming equal to or greater than $25 million; (iii) the Company receiving research coverage by three new analysts at a leading investment bank; or (iv) the tripling of the Company’s market cap from the date of appointment. Any of the foregoing conditions, if achieved following Mr. Blech’s appointment but prior to April 30, 2016, will be deemed satisfied on the date of grant. However, in the event (i) of Mr. Blech’s death or permanent disability, (ii) a change in control (as defined in the Plan) or (iii) if Mr. Blech is asked to resign for any reason other than cause (as defined in the Company’s form of Nonqualified Stock Option Agreement under its Plan), the Blech Option shall vest immediately in full. The Blech Option has a term of 10 years from the date of grant and may be exercised for either cash or on a cashless basis.

Fourth Amendment to Alan Milinazzo Employment Agreement

On January 21, 2016, the Company and Alan Milinazzo, the Company’s president and chief executive officer, entered into a fourth amendment (the “Amendment”) to that certain Employment Agreement dated as of January 3, 2013, as first amended on April 24, 2013, and further amended on January 5, 2015, and on June 29, 2015, by and between the Company and Mr. Milinazzo, in order to, among other things, (i) modify the term of Mr. Milinazzo’s employment to end on the earlier of June 30, 2016 or the date upon which a new president and/or chief executive officer (or executive performing a similar role) commences employment with the Company (or, if such individual is promoted internally, the date such individual is promoted to the position of president and/or chief executive officer); and (ii) provide that, during the remaining term of his employment, Mr. Milinazzo will receive (A) 50% of his base salary in cash payments, for all days that Mr. Milinazzo works during the remaining term of his employment, at the monthly rate of $18,750, payable in accordance with the Company’s regular payroll practices, and (B) a lump-sum payment equivalent to 50% of Mr. Milinazzo’s base salary through June 30, 2016, at the monthly rate of $18,750, payable within 20 business days from the earlier of (x) the Company raising an aggregate of $5 million from investors, or (y) June 30, 2016.

The foregoing descriptions of the Blech Option and the Amendment are qualified in their entirety by reference to the full text of the offer letter entered into by the Company and Mr. Blech, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein, and the Amendment, a copy of which is attached as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 8.01 Other Events.

On January 22, 2016, the Company issued a press release announcing the appointment of Mr. Blech and the recruitment of a new chief executive officer. A copy of such press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
10.1	Offer Letter, between InspireMD, Inc. and Isaac Blech, dated January 16, 2016
10.2	Fourth Amendment to Employment Agreement, dated January 21, 2016, by and between InspireMD, Inc. and Alan Milinazzo
99.1	Press release dated January 22, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

InspireMD, Inc.

Date: January 22, 2016	By:	/s/ Craig Shore
Name: Craig Shore
Title: Chief Financial Officer